FORM 3
                                                     ---------------------------
                                                     OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER: 3235-0104
                                                     EXPIRES: DECEMBER 31, 2001
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE ...0.5
                                                     ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940



1.   Name and Address of Reporting Person
     General Electric Company
     3135 Easton Turnpike
     Fairfield, Connecticut 06431-0001

2.   Date of Event Requiring Statement (Month/Day/Year)

     10/28/99

3    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Plug Power, Inc. (PLUG)

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     ( ) Director                        (X) 10% Owner
     ( ) Officer (give title below)      ( ) Other (specify below)

6.    If Amendment, Date of Original (Month/Day/Year)

7.    Individual or Joint/Group Filing (Check Applicable Line)

     (X) Form filed by One Reporting Person

     ( ) Form filed by More than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security       2. Amount of      3. Ownership   4. Nature of
   (Instr. 4)                 Securities        Form:          Indirect
                              Beneficially      Direct (D)     Beneficial
                              Owned             or             Ownership
                              (Instr. 4)        Indirect       (Instr. 5)
                                                (I)
                                                (Instr. 5)
Common Stock               5,250,000                I       Through wholly-owned
                                                            subsidiary

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1. Title of                             2. Date Exer-       3. Title and Amount     4. Conversion  5. Ownership      6. Nature of
Derivative                              cisable and          of Securities          or             Form of           Indirect
Security                                Expiration           Underlying             Exercise       Derivative        Beneficial
(Instr. 4)                              Date                 Derivative             Price of       Security:         Ownership
                                        (Month/Day/          Security               Derivative     Direct (D)        (Instr. 5)
                                        Year)                                       Secrity        or
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)
-------------                        ------------------  ---------------------      -------------  --------------
                                     Date       Expira-  Title         Amount
                                     Exer-      tion                   or
                                     cisable    Date                   Number
                                                                       of
                                                                       Shares
                                     -------    -------  ---------     ------




Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


GENERAL ELECTRIC COMPANY

/s/ Janet Bedol                                   October 28, 1999
----------------------------------------          ----------------
**Signature of Reporting Person                         Date
By: Janet Bedol
    as Attorney-in-Fact


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.